Exhibit 99.1

Reed’s, Inc. Announces Fourth Quarter and Full Year 2020 Financial Results

Net sales increased 23% in Fiscal 2020

NORWALK, CT, March 30, 2021 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal fourth quarter and full year ended December 31, 2020.

Highlights for the Fourth Quarter of 2020

●	Net sales increased 49% to $10.7 million in the fourth quarter compared to $7.2 million in the prior year. The increase compared to the prior year reflects healthy volume growth of both the Reed’s® and Virgil’s® brands, including the impact from recent launches of new product innovation;

●	Core brand gross sales increased 38% versus prior year period primarily driven by 49% volume growth of the Reed’s® brand and 38% growth of the Virgil’s® brand;

●	Gross profit increased 490% to $3.5 million compared to $0.6 million in the prior year period, reflecting discreet charges for inventory write-downs and year end true-ups to inventory reserves in the fourth quarter of 2019. Gross margin increased to 33% from 8% for the fourth quarter. Excluding the discrete items in the fourth quarter of 2019, gross margin increased approximately 700 basis points on a normalized basis compared to 26% in the prior year period;

●	Operating loss narrowed to $2.7 million compared to $3.5 million in the fourth quarter of 2019;

●	Net loss improved to $3.3 million, or $0.05 per share, compared to $3.8 million, or $0.09 per share, in the prior year period; and

●	Non-GAAP Modified EBITDA loss improved to $2.0 million in the fourth quarter of 2020 compared to a Modified EBITDA loss of $3.8 million in the prior year.

Highlights for the Full Year of 2020

●	Net Sales were $41.6 million in 2020 compared to $33.8 million in the prior year, reflecting a 23% increase.

●	Core brand gross sales increased 20% versus prior year period primarily driven by 29% volume growth of the Reed’s® brand and 11% growth of the Virgil’s® brand;

●	Gross profit increased 62% to $12.8 million from $7.9 million in the prior year period. Gross margin increased 740 basis points to 31% from 23% in the prior year period;

●	Operating loss decreased to $8.6 million from $14.9 million in the prior year period;

●	Net loss was $10.2 million or $0.17 per share compared to $16.1 million or $0.46 per share in the prior year period; and

●	Non-GAAP Modified EBITDA loss improved to $6.8 million in 2020 compared to a Modified EBITDA loss of $12.8 million in the prior year.

Management Commentary

“Sales accelerated sharply in the fourth quarter driven by robust underlying demand across our product portfolio coupled with expanded distribution. Net sales for the fourth quarter increased 49% reflecting volume gains and reduced discounting. In addition, we continued to make progress improving profitability as gross margin reached 33% in the fourth quarter. Given the ongoing momentum, we are expecting net sales to increase 14% to 16% in the full year 2021. The improvements to our supply chain have been critical factors supporting our fourth quarter results and position us very well for the future. Our expanded footprint encompassing six co-packers ensures adequate capacity to support our growth trajectory for the next few years while also mitigating risk through diversification,” stated Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “We also remain focused on driving operational efficiencies and expect profitability trends to improve further as sales growth continues to outpace expenses. We remain confident with our brands and growth opportunity, and are proud of the entire Reed’s team and our valued partners who are working diligently to make sure we can deliver on the significant opportunity ahead of us amidst the challenging time of COVID-19.”

Financial Overview for the Fourth Quarter of 2020 Compared to the Fourth Quarter of 2019

During the fourth quarter of 2020, net sales increased 49% to $10.7 million compared with $7.2 million in the prior year. Core brand gross sales increased 38% compared to the same period in 2019, driven by 43% volume growth as the Reed’s® brand grew 49% and the Virgil’s® brand grew 38%. Growth was broad based across SKUs, and recent innovation also a strong contributing factor.

Gross profit during the fourth quarter of 2020 increased 490% to $3.5 million compared to the same period in 2019. The increase in gross profit reflects increased revenue during the quarter driven by sales growth across Reed’s® and Virgil’s® brands and the benefits of aggressive expense controls as well as the impact of several discreet items during the year ago period. Gross margin increased approximately 700 basis points to 33% versus the normalized results in the fourth quarter of 2019 and on a reported basis gross margin in the fourth quarter of 2019 was 8%.

Delivery and handling costs increased 17% to $1.9 million during the fourth quarter of 2020 compared to the same period in 2019. Delivery and handling costs were 18% of net sales and $2.99 per case, compared to 23% of net sales and $3.55 per case during the same period last year, reflecting improved staging of inventory partially offset by higher transportation costs associated with COVID-19.

Selling and marketing costs increased 44% to $2.1 million during the fourth quarter of 2020. The increase is driven by higher stock and compensation expense, partially offset by reduced expenditures on trade shows and sponsorships.

General and administrative expenses (G&A) increased to $2.2 million during the fourth quarter of 2020 compared to $1.0 million in the prior year period. The increase is driven by stock expense, compensation and bad debt expense, partially offset by elimination of SOX compliance audit fees.

Operating loss during the fourth quarter of 2020 narrowed to $2.7 million from $3.5 million in the prior year period.

Interest expense of $0.3 million during the fourth quarter of 2020 was consistent with the fourth quarter of 2019.

Net loss during the fourth quarter of 2020 was $3.3 million, or $0.05 per share, compared to $3.8 million, or $0.09 per share in the fourth quarter of 2019.

Modified EBITDA loss was $2.0 million in the fourth quarter of 2020 compared to a loss of $3.8 million in the fourth quarter of 2019.

Financial Overview for the Full Year of 2020 Compared to the Full Year of 2019

During the full year of 2020, net sales increased 23% to $41.6 million compared with $33.8 million in the prior year. The increase in gross sales was 19% compared to the same period in 2019 while core brand gross sales increased 20% compared to the same period in 2019. The core brand growth was driven by 29% volume growth of the Reed’s® brand and 11% volume growth of the Virgil’s® brand, primarily a result of continued growth of all skus including incremental growth from new product launches in the year.

Gross profit during the full year of 2020 increased 62% to $12.8 million compared to the same period in 2019. The increase in gross profit primarily relates to improved expense controls as gross margin was 31% of net sales during the full year of 2020 compared to 23% of net sales in the same period in 2019.

Delivery and handling costs increased 14% to $6.9 million during the full year of 2020 compared to $6.0 million in the same period in 2019. Delivery costs were 16% of net sales and $2.76 per case, compared to 18% of net sales and $2.83 per case during the same period last year, reflecting increased volumes during the period, partially offset by elevated transportation costs associated with COVID-19.

Selling and marketing costs decreased 18% to $7.5 million during the full year of 2020. As a percentage of net sales, selling and marketing costs decreased 910 basis points to 18%. The decrease was driven by marketing programs executed in the prior year period that were not implemented in the full year of 2020, and reduced expenditures on trade shows and sponsorships, partially offset by an increase in stock compensation and market research.

General and administrative expenses (G&A) decreased to $7.0 million during the full year of 2020 compared to $7.6 million in the prior year period. The decrease in general and administrative expenses compared to the prior year period was largely driven by lower severance expense and professional and consulting fees partially offset by an increase in stock option expense.

Operating loss during the full year of 2020 decreased to $8.6 million from $14.9 million in the prior year period.

Interest expense was consistent at $1.3 million during the full year of 2020 and 2019.

Net loss during the full year of 2020 was $10.2 million, or $0.17 per share, compared to $16.1 million, or $0.46 per share in the full year of 2019.

Modified EBITDA loss was $6.8 million in the full year of 2020 compared to a loss $12.8 million in the full year of 2019.

Liquidity and Cash Flow

During the full year of 2020, the Company used $9.5 million of cash in operating activities compared to $18.2 million of cash used in operating activities in the prior year period. The decrease in cash used in operating activities during the full year of 2020 relates primarily to a reduced net loss and changes to working capital accounts. As of December 31, 2020, the Company had $0.6 million of cash and $5.2 million of available borrowing capacity on its revolving line of credit.

Full Year 2021 Guidance

The Company has experienced continued strong momentum during the first quarter and expects to generate net revenue growth in the range of 14% to 16% during the full year 2021 given the potential uncertainty arising from the recent pandemic. The Company anticipates a gross margin range of 32% to 33% for the full year 2021. Fiscal 2021 guidance reflects year-to-date business trends, including the ongoing operating environment related to COVID-19. The COVID-19 pandemic and its related impacts create many incremental potential business risks, including potential impacts to the Company’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2021 guidance.

Fourth Quarter 2020 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, March 30, 2021 to discuss its fourth quarter and full year 2020 results. This conference call can be accessed via a link on Reed’s investor website at https://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=143935. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least fifteen minutes before the start of the conference call due to increased demand for conference calls.

A replay of the webcast will be archived on the Company’s website at https://investor.reedsinc.com under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s® is America’s number 1 name in Ginger and America’s best-selling Ginger Beer brand and innovator for decades. Virgil’s® is America’s best-selling independent, full line of natural craft sodas. The Reed’s® portfolio is sold in over 40,000 retail doors nationwide. Reed’s core product line of Original, Premium, Extra and Strongest Craft Ginger Beers, along with the Certified Ketogenic Zero Sugar Extra Ginger Beer are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The company uses this same handcrafted approach in its Reed’s® Real Ginger Ale and award-winning Virgil’s® line of great tasting, bold flavored craft sodas and Certified Ketogenic Zero Sugar Varieties.

For more information about Reed’s, please visit the Company’s website at: https://drinkreeds.com/ or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s, please visit Virgil’s website at: https://virgils.com/. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Reed Anderson, ICR

(800) 997-3337 Ext 2

Or (646) 277-1260

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months and Full Year Ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Sales	$10,677	$7,151	$41,615	$33,820
Cost of goods sold	7,155	6,554	28,849	25,944
Gross profit	3,522	597	12,766	7,876

Operating expenses:
Delivery and handling expense	1,906	1,624	6,856	5,993
Selling and marketing expense	2,121	1,470	7,503	9,188
General and administrative expense	2,151	994	7,023	7,551
Total operating expenses	6,178	4,088	21,382	22,732

Loss from operations	(2,656)	(3,491)	(8,616)	(14,856)

Loss on extinguishment of debt	(262)	0	(262)	-
Interest expense	(346)	(339)	(1,307)	(1,286)
Change in fair value of warrant liability	7	7	8	30

Net loss	(3,257)	(3,823)	(10,177)	(16,112)

Dividends on Series A Convertible Preferred Stock	0	0	(5)	(5)

Net loss attributable to common stockholders	$(3,257)	$(3,823)	$(10,182)	$(16,117)

Loss per share – basic and diluted	$(0.05)	$(0.09)	$(0.17)	$(0.46)
Weighted average number of shares outstanding – basic and diluted	72,212,998	43,597,097	60,644,842	35,058,004

REED’S, INC.

BALANCE SHEETS

As of December 31, 2020 and December 31, 2019

(Amounts in thousands)

	December 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash	$595	$913
Accounts receivable, net of allowance of $234 and $375, respectively	4,718	2,099
Receivable from related party	682	356
Inventory, net of reserve for obsolescence of $194 and $646, respectively	11,119	10,508
Prepaid expenses and other current assets	1,341	420
Total current assets	18,455	14,296

Property and equipment, net of accumulated depreciation of $361 and $482, respectively	920	1,053
Equipment held for sale, net of impairment reserves of $96 and $96, respectively	67	67
Intangible assets	615	576
Total assets	$20,057	$15,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,746	$5,357
Payable to related party	557	182
Accrued expenses	895	646
Revolving line of credit	-	3,177
Current portion of note payable	599	-
Current portion of lease liabilitiies	130	49
Total current liabilities	8,927	9,411

Lease liabilities, less current portion	555	737
Note payable, less current portion	171	-
Convertible note to a related party	-	4,689
Warrant liability	-	8
Total liabilities	9,653	14,845

Stockholders’ equity:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 120,000,000 and 100,000,000 shares authorized, respectively; 86,317,096 and 47,595,206 shares issued and outstanding, respectively	9	5
Additional paid in capital	97,031	77,596
Accumulated deficit	(86,730)	(76,548)
Total stockholders’ equity	10,404	1,147
Total liabilities and stockholders’ equity	$20,057	$15,992

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Full Year Ended December 31, 2020 and 2019

(Amounts in thousands)

	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net loss	$(10,177)	$(16,112)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	88	61
Gain on sale of property & equipment	-	(45)
Loss on termination of leases	-	8
Loss on extinguishment of debt	262
Amortization of debt discount	452	323
Amortization of right of use assets	116	91
Fair value of vested options	1,176	790
Fair value of vested restricted shares granted to directors and officers for service	416	506
Decrease in accounts receivable allowance	(141)	(248)
Increase (decrease) in inventory reserve	(452)	449
Decrease in fair value of warrant liability	(8)	(30)
Accrual of interest on convertible note to a related party	558	528
Write off intangible asset	(28)	-
Changes in operating assets and liabilities:
Accounts receivable	(2,478)	757
Inventory	(159)	(3,575)
Prepaid expenses and other assets	(759)	(645)
Accounts payable	1,389	(182)
Accrued expenses	249	(837)
Net cash used in operating activities	(9,496)	(18,161)
Cash flows from investing activities:
Intangible asset trademark costs	(39)
Proceeds from sale of property and equipment	-	45
Purchase of property and equipment	(122)	(322)
Net cash provided by investing activities	(161)	(277)
Cash flows from financing activities:
Borrowings under revolving line of credit	50,975	54,831
Repayments of revolving line of credit	(54,636)	(58,827)
Capitalization of financing costs	(130)	(130)
Proceeds from loan payable	770	-
Amounts from related party	49	195
Repayment of convertible note payable	(4,250)	-
Principal repayments on capital lease obligation	(22)	(48)
Exercise of options	19	-
Exercise of warrants	-	365
Proceeds from sale of common stock	16,564	22,341
Net cash provided by financing activities	9,339	18,727

Net increase (decrease) in cash	(318)	289
Cash at beginning of period	913	624
Cash at end of period	$595	$913

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended December 31, 2020 and 2019 (unaudited; in thousands):

	Three Months Ended December 31,
	2020	2019
Net loss	$(3,257)	$(3,823)

Modified EBITDA adjustments:
Depreciation and amortization	59	44
Interest expense	346	339
Stock option and other noncash compensation	585	(301)
Loss on extinguishment of debt	262	-
Change in fair value of warrant liability	(7)	(7)
Severance	5	(39)
Total EBITDA adjustments	$1,250	$36

Modified EBITDA	$(2,007)	$(3,787)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the 12 months ended December 31, 2020 and 2019 (unaudited; in thousands):

	Year Ended December 31,
	2020	2019
Net loss	$(10,177)	$(16,112)

Modified EBITDA adjustments:
Depreciation and amortization	204	152
Interest expense	1,307	1,286
Stock option and other noncash compensation	1,592	1,296
Loss on extinguishment of debt	262
Change in fair value of warrant liability	(8)	(30)
Impairment and severance costs	5	643
Total EBITDA adjustments	$3,362	$3,347

Modified EBITDA	$(6,815)	$(12,765)